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            CONNECTICUT MUTUAL FINANCIAL SERVICES SERIES FUND I, INC.

                                  SUPPLEMENT TO

                       STATEMENT OF ADDITIONAL INFORMATION
                              DATED OCTOBER 1, 1995


MONEY MARKET PORTFOLIO
GOVERNMENT SECURITIES PORTFOLIO
INCOME PORTFOLIO
TOTAL RETURN PORTFOLIO
GROWTH PORTFOLIO
INTERNATIONAL EQUITY PORTFOLIO

LIFESPAN CAPITAL APPRECIATION PORTFOLIO
LIFESPAN BALANCED PORTFOLIO
LIFESPAN DIVERSIFIED INCOME PORTFOLIO
(THE "LIFESPAN PORTFOLIOS")

(collectively, the "Portfolios")

APPOINTMENT OF OPPENHEIMERFUNDS, INC. AS EACH PORTFOLIO'S INVESTMENT MANAGER. (EFFECTIVE MARCH 1, 1996).

On February 14, 1996, shareholders of each Portfolio authorized the Portfolios to enter into new investment management agreements with OppenheimerFunds, Inc. (the "Manager"). These agreements became effective on March 1, 1996 at the time of the consummation of the merger between Connecticut Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company ("MassMutual"), the indirect parent company of the Manager.

The new management agreements (the "New Agreements") provide for compensation to the Manager at the same rate as was previously paid to G.R. Phelps & Co., Inc. ("Phelps"), the former investment manager to the Portfolios, and set forth in the Portfolios' respective prospectuses. The New Agreements do not contain the contractual limitation on a Portfolio's expenses that was included in the investment advisory agreement with Phelps. Phelps will provide fund administrative services to the Manager pursuant to an administrative services agreement between Phelps and the Manager. Compensation to Phelps for such services is paid by the Manager.

The Manager has operated as an investment adviser since 1959 and, together with an affiliate, manages investment companies with $40 million in assets and more than 2.8 million shareholder accounts. The Manager is owned by Oppenheimer Acquisition Corp., a holding company that is owned in part by senior officers for the Manager and controlled by MassMutual. The address of the Manager is Two World Trade Center, New York, NY 10048-0203.

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APPOINTMENT OF SUBADVISERS TO THE INTERNATIONAL EQUITY PORTFOLIO AND THE
LIFESPAN PORTFOLIOS.  (EFFECTIVE MARCH 1, 1996).

BEA Associates will continue to provide investment subadvisory services to the LifeSpan Portfolios pursuant to separate subadvisory agreements between BEA and the Manager. Pilgrim Baxter & Associates Ltd. will continue to provide subadvisory services to the LifeSpan Capital Appreciation Portfolio and the LifeSpan Balanced Portfolio pursuant to separate subadvisory agreements between Pilgrim and the Manager. The shareholders of the International Equity Portfolio, the LifeSpan Capital Appreciation Portfolio and the LifeSpan Balanced Portfolio approved the Manager's selection of Babson-Stewart Ivory International ("Babson-Stewart") to provide subadvisory services to the International Equity Portfolio, the LifeSpan Capital Appreciation Portfolio and the LifeSpan Balanced Portfolio pursuant to separate subadvisory agreements between Babson-Stewart and the Manager. Babson-Stewart is located at One Memorial Drive, Cambridge, MA 02142, and is a partnership formed in 1987 between David L. Babson & Co., Inc., a subsidiary of MassMutual, and Stewart Ivory & Co., Ltd., located in Edinburgh, Scotland.

CHANGE IN NAME.  (EFFECTIVE MAY 1, 1996).

The Board of Directors has approved the change in name of the registered investment company from Connecticut Mutual Financial Services Series Fund I, Inc. to Panorama Series Fund I, Inc.

OTHER CHANGES TO THE PORTFOLIOS.

TRANSFER AGENT. Effective as of March 18, 1996, the Portfolios' transfer and shareholder servicing agent will be OppenheimerFunds Services ("OFS"), a division of the Manager. OFS will provide these services to the Portfolios at cost.

EXCHANGE PRIVILEGE. Shareholders of each Portfolio will continue to be entitled to the same exchange privileges described in the current Prospectus. At the current time, shares of the Portfolios may be exchanged as provided in the Prospectus only for shares of other funds for which Phelps formerly acted as investment adviser.



SUPPLEMENT DATED:  MARCH 1, 1996


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